Exhibit 4.2

AMENDMENT NO. 1

TO THE

WESCO DISTRIBUTION, INC. RETIREMENT SAVINGS PLAN

WHEREAS, WESCO Distribution, Inc. (hereinafter referred to as the “Company”) adopted the WESCO Distribution, Inc. Retirement Savings Plan as amended and restated effective December 30, 2010, for the benefit of its employees (hereinafter referred to as the “Plan”); and

WHEREAS, the Company reserved the right in Section 13.1 of the Plan to amend said Plan; and

WHEREAS, the Company desires to amend the Plan in certain respects, as set forth below;

NOW, THEREFORE, the Plan is amended in the following respects:

1.	Article II is amended effective January 1, 2011 by adding the following new Section 2.54 after Section 2.53, designating existing Sections 2.54 through 2.71 as Sections 2.55 through 2.72 and revising all internal cross-references as necessary:

“2.54 Palisades Plan means the Palisades Associates, Inc. and Affiliates 401(k) Profit Sharing Plan.”

2.	Article II is amended effective January 1, 2011 by adding the following new Section 2.73 after prior Section 2.71 (now Section 2.72), designating existing Sections 2.72 through 2.70 as Sections 2.74 through 2.78 and revising all internal cross-references as necessary:

“2.73 TVC means TVC Telecommunications LLC.”

3.	The third paragraph of Section 3.1 is amended effective January 1, 2011 by adding the following new sentence to the end thereof:

“In addition, any Covered Employee who is an employee of TVC who was actively participating in the Palisades Plan on December 31, 2010 shall become a Participant herein on January 1, 2011 in accordance with the provisions of Annex D.”

4.	The first paragraph of Section 3.4.1 is amended in its entirety effective December 30, 2010 as follows:

“A Member’s interest in his Investment Account, Elective Deferral Contribution Account and the portion of such Member’s Employer Contribution Account attributable to contributions to the Prior Plan shall at all times be fully vested. Subject to the provisions of Sections 3.4.2, 13.2 and 13.3, the portion of a Member’s Employer Contribution Account attributable to contributions of the Participating Employers attributable to Plan Years beginning on or after December 30, 2007 shall become vested in accordance with the following table:

Years of Continuous Service	Vesting Percentage
Less than 2	0%
2	20%
3	40%
4	66%
5 or more	100%”

5.	The Plan is amended effective January 1, 2011 by adding the following new annex to the end thereof:

“ANNEX D

SPECIAL PROVISIONS RELATING TO THE

PALISADES PLAN AND EMPLOYEES OF TVC

Unless otherwise indicated herein, the provisions of this Annex D are effective as of the date of the transfer of the assets of active participants in the Palisades Plan who are TVC employees as of February 11, 2011 to the Plan, which transfer is to be effective as of April 4, 2011 (the “Transfer Date”). Unless otherwise defined in this Annex D, capitalized terms used herein shall have the respective meanings set forth in the Plan.

I.	Special Provisions Regarding Participation and Service-Crediting.

Notwithstanding any other provision of the Plan, Continuous Service of an Employee who (A) was actively employed by TVC and remained an Employee of TVC or became an Employee of the Company, in either case, as of January 1, 2011 or (B) was on an approved leave of absence as of January 1, 2011 from TVC and immediately following such leave of absence returned to work as an Employee of TVC or became an Employee of the Company, shall include such Employee’s period of service recognized as of December 31, 2010 under the terms of the Palisades Plan.

II.	Transfer of Assets from the Palisades Plan.

The terms of paragraphs C through G of this Section II shall apply only to those Members who have a TVC Account Balance.

A.	Each Member who is a TVC employee and was an active participant in the Palisades Plan as of February 11, 2011 shall no longer have an account under the Palisades Plan, but shall have a separate account under the Plan as of the Transfer Date. A Member’s initial balance in his separate account shall equal the Balance of his account under the Palisades Plan.

B.	Special Definitions. The term “Balance,” as used in this Annex D, means the balance of a Member’s account under the Palisades Plan as of the Transfer Date. The term “TVC Accounts,” as used in this Annex D, means the Member’s account described in paragraph A above. With respect to a Member with a TVC Account, references in the Plan (other than in Sections 3.4, 3.5, 8.1 through 8.6, 8.8 and 8.9) and this Annex D to an “Account” shall include the TVC Account unless the context clearly indicates otherwise.

C.

Age 59 1/2 Withdrawals. Upon written notice given to the Administrative Committee and otherwise in accordance with Section 8.8 of the Plan, a Member who has attained the age of 59 1/2 may withdraw all or part of his TVC Account not previously withdrawn for any reason.

D.	Military Withdrawals. Upon written notice given to the Administrative Committee and otherwise in accordance with Section 8.8 of the Plan, a Member who is called to active duty in a reserve component, but who has not incurred a severance from employment, may withdraw all or part of his TVC Account attributable to pre-tax contributions and catch-up contributions, and earnings thereon.

E.	Investment of TVC Account. A Member shall be entitled to direct the investment of his TVC Account in accordance with Article VI of the Plan.

F.	No Further Contributions. No further contributions shall be made to any Member’s TVC Account.

G.	Vesting. Each Member shall at all times be fully vested in his TVC Account.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed by its duly authorized officer and its corporate seal to be affixed by its Secretary, on this 29th day of December, 2011, but to be effective as of the dates specified above.

ATTEST: (SEAL)		WESCO DISTRIBUTION, INC.

By:	/s/ Samantha L. O’Donoghue	By:	/s/ Paul J. Dolan
Secretary

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